Exhibit 10.7

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) by and between Standard Parking Corporation, a Delaware corporation (the “Company”) and William Bodenhamer (the “Executive”), dated as of September 10, 2012.

RECITALS

A.                                   The Company is in the business of providing an array of commercial and residential property management services, including, operating private and public parking facilities for itself, its subsidiaries, affiliates and others, and as a consultant and/or manager for parking facilities operated by others throughout the United States and Canada, providing on-street and off-street parking enforcement, residential and commercial property management services, security services for commercial establishments and airport and urban transportation services (the Company and its subsidiaries and affiliates and other Company-controlled businesses engaged in parking garage management (in each case including their predecessor’s or successor’s) are referred to hereinafter as the “Parking Companies”).

B.                                     The Company has entered into an Agreement and Plan of Merger (the “Merger Agreement”) dated February 28, 2012, with KPCP Holdings pursuant to which, at the Effective Time (as defined in the Merger Agreement), the Company will be the parent corporation in the Merger (as defined in the Merger Agreement).

C.                                     In order to protect the Company’s confidential information, goodwill and customer relationships; induce the Executive to serve as the Executive Vice President for the Company and the President and Chief Executive Officer of USA Parking System following the Merger; and as a material element of the merger transaction, the Company desires to provide the Executive with consideration and benefits on the terms set forth in this Agreement in exchange for the obligations herein.

D.                                    The Executive is willing to accept such employment and perform services for the Company on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of: (i) the foregoing premises, (ii) the mutual covenants and agreements herein contained and/or (iii) the salary continuation payment payable on termination, the Company and Executive hereby covenant and agree as follows:

1.                                       Employment Period.  This Agreement shall become effective as of the Closing Date (as defined in the Merger Agreement) (the “Effective Date”) and, except as otherwise expressly set forth in this Agreement, shall be of no force or effect prior to such date, of in the event the Merger Agreement is terminated prior to the consummation of the Merger.

The Company shall employ the Executive, and the Executive shall serve the Company, on the terms and conditions set forth in this Agreement, for a period commencing on the Effective Date and ending September 30, 2013 (the “Employment Period”). The Employment Period shall automatically extend for additional terms of one (1) year each (individually referred to as a “Renewal Period” and in the plural as the “Renewal Periods”) unless the Company or

Executive shall have given notice in writing of their intention not to renew the Agreement not less than one hundred eighty (180) days prior to the expiration of the Employment Period or any applicable Renewal Period.  The Employment Period, as extended by one or more Renewal Periods, shall hereinafter be deemed to be the Employment Period.  Notwithstanding any such termination, all of the terms and provisions set forth in paragraph 6 of this Agreement shall remain in full force and effect.

2.                                       Position and Duties.  During the Employment Period, the Executive shall serve as an Executive Vice President and President and Chief Executive Officer of USA Parking (Hospitality Services Division- Valet Parking Vertical and Standards of Operation) for the Company, with the duties, authority and responsibilities as are commensurate with such position and as are customarily associated with such position.  Executive shall hold such other positions in the Company or any of the other Parking Companies as may be assigned to him from time to time by the Chief Executive Officer of the Company. The Executive shall report directly to the Chief Executive Officer of the Company.  During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote full attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive under this Agreement, use the Executive’s reasonable best efforts to carry out such responsibilities faithfully and efficiently.  The Executive shall not, during the term of this Agreement, engage in any other business activities that will interfere with the Executive’s employment pursuant to this Agreement, it being agreed that the Executive may engage in, and may retain any fees payable as a result of, speaking or writing activities or service as a director of a non-competing company (provided, however, that the Executive’s acceptance of any such directorship shall be subject to the prior approval of the Company’s Chief Executive Officer) including without limitation any civic, charitable or corporate organization so long as such engagements do not interfere with Executive’s employment and duties pursuant to this Agreement; provided, however, that the Chief Executive Officer of the Company has previously consented to the Executive’s continuation in his position on the American Automobile Association of Florida’s board of directors.  Executive shall discharge his duties and responsibilities under this Agreement in accordance with the Company’s Code of Conduct presently in effect or as amended and modified from time to time hereafter.

3.                                       Compensation.

(a)                                  Base Salary.  Commencing as of the Effective Date, the Executive shall receive base salary at the annual rate of Four Hundred Sixty Four Thousand Dollars Four Hundred ($464,400) (the “Annual Base Salary”). The Annual Base Salary shall be payable in accordance with the Company’s normal payroll practice for executives as in effect from time to time, and shall be subject to review annually in accordance with the Company’s review policies and practices for executives as in effect at the time of any such review. At no time during the Employment Period shall the Annual Base Salary be reduced below the base salary in effect as of the Effective Date (the “Base Minimum Salary”) except (i) for Cause (as defined in paragraph 4(b) below), or (ii) the Executive’s duties and responsibilities have been reduced at the Executive’s request, which request shall be in writing.

(b)                                 Bonus.

(i)  For the 2013 calendar year, and each subsequent calendar year ending during the Employment Period, the Executive shall be eligible to receive an annual bonus (the “Annual Bonus”) based upon terms and conditions of an annual bonus program established for the Executive by the Company (the “Annual Bonus Program”).  It currently is expected that the Annual Bonus will be paid in the month of April following the calendar year in which the Annual Bonus is earned. In all events, the Executive’s target Annual Bonus (the “Target Annual Bonus”) throughout the Employment Period will be not less than Two Hundred Thousand Dollars ($200,000) per calendar year, with the actual amount of the Annual Bonus being determined in relation to the Target Annual Bonus in accordance with the terms of the Annual Bonus Program as approved annually by the Compensation Committee of the Board of Directors.

(c)                                  Equity Plan.

(i)  Effective January 1, 2013, the Executive will receive a one-time grant equal to the aggregate value of Six Hundred Fifty Hundred Thousand Dollars ($650,000)  of the Company’s Restricted Stock Units, which will vest after three (3) years.

(ii) Upon the Board of Directors’ adoption of a new equity plan or program (the “Equity Plan”) calling for periodic grants for its key executives during the term of this Agreement, while in the Company’s employ and during the Consulting Period set forth in paragraph 6(h) of this Agreement, the Executive shall be entitled to participate in the Equity Plan on terms applicable to similarly situated executives of the Company from and after the effective date thereof in accordance with the terms and conditions of the Equity Plan.

(d)                                 Other Benefits.  In addition to the foregoing, during the Employment Period:  (i) the Executive shall be entitled to participate in savings, retirement, and fringe benefit plans, practices, policies and programs of the Company as in effect from time to time, including, but not limited to the Company’s 401(k) plan, the Non-Qualified Deferred Compensation (NQDC) program on the same terms and conditions as those applicable to peer executives; (ii) the Executive shall be entitled to four (4) weeks of annual vacation, to be taken in accordance with the Company’s vacation policy as in effect from time to time; and (iii) the Executive and the Executive’s family shall be eligible for participation in, and shall receive all benefits under group medical, disability and other welfare benefit plans, practices, policies and programs provided by the Company, as in effect from time to time, on the same terms and conditions as those applicable to peer executives.

(e)                                  Business Expenses.  Executive shall be reimbursed by the Company for those business expenses authorized by the Company and those for which are necessarily and reasonably incurred on behalf of the Company and which may be properly be deducted by the Company as business expenses for federal tax purposes.

4.                                       Termination of Employment.

(a)                                  Death or Disability.  In the event of the Executive’s death during the Employment Period, the Executive’s employment with the Company shall terminate automatically.  The Company, in its discretion, shall have the right to terminate the Executive’s employment because of the Executive’s Disability during the Employment Period.  For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 180 consecutive business days, or for periods aggregating 180 business days in any period of twelve months, as a result of incapacity due to mental or physical illness or injury which is determined to be total and permanent by a physician selected by the Company or its insurers.  A termination of the Executive’s employment by the Company for Disability shall be communicated to the Executive by written notice, and shall be effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), unless the Executive returns to full-time performance of the Executive’s duties before the Disability Effective Date.

(b)                                 By the Company.  In addition to termination for Disability, the Company may terminate the Executive’s employment during the Employment Period for Cause or without Cause.  “Cause” means:

(i)                                     the continued and willful or deliberate failure of the Executive to substantially perform the Executive’s duties, or to comply with the Executive’s obligations, under this Agreement (other than as a result of physical or mental illness or injury); or

(ii)                                  illegal acts or misconduct by the Executive, in either case that is willful and results in material damage to the business or reputation of the Company.

Upon the occurrence of events constituting Cause as defined in subsection (i) of this paragraph 4(b), the Company shall give the Executive advance notice of any such termination for Cause and shall provide the Executive with a reasonable opportunity to cure.

(c)                                  Voluntarily by the Executive.  The Executive may terminate his employment by giving written notice thereof to the Company, provided, however, that if Executive terminates his employment for Good Reason, such termination shall not be considered a voluntary termination by Executive and Executive shall be treated as if he had been terminated by the Company pursuant to paragraph 5(a) below.  “Good Reason” means any of the following:

(i)                                     a reduction in the Executive’s Annual Base Salary, which is not accompanied by a similar reduction in annual base salaries of similarly situated executives of the Company (provided, however, that in no event shall the Executive’s Annual Base Salary be reduced to less than the Base Salary Minimum unless permitted by paragraph 3(a) above); or

(ii)                                  a reduction in the Executive’s opportunity to earn an Annual Bonus under the Annual Bonus Plan; or

(iii)                               a breach by the Company of this Agreement after Executive has given to the Company advance written notice of, and a reasonable opportunity to cure, any such breach.

(d)                                 Date of Termination.  The “Date of Termination” means the date of the Executive’s death, the Disability Effective Date, the date on which the termination of the Executive’s employment by the Company for Cause, as set forth in notice from the Company, is effective, the date that notice of termination is provided to the Executive from Company of a termination of the Executive’s employment by the Company other than for Cause or Disability, or the date on which the Executive gives the Company notice of termination of employment, as the case may be.

5.                                       Obligations of the Company upon Termination.

(a)                                  By the Company Other Than for Cause or Disability.  If, during the Employment Period, the Company terminates the Executive’s employment, other than for Cause or Disability, the Company shall pay the Executive for any accrued but unused vacation as of the Date of Termination, and in addition shall, throughout the duration of the Employment Period:

(i)                                     continue to pay the Executive the Annual Base Salary and the Annual Bonus as in effect immediately before the Date of Termination, as and when such amounts would be paid in accordance with paragraphs 3(a) and (b) above, provided the amount of any Annual Bonus so paid shall equal the Target Annual Bonus,

(ii)                                  continue to provide health (medical and dental) benefits to the Executive and the Executive’s family, at least as favorable as those that would have been provided to them under clause (d)(iii) of paragraph 3 above if the Executive’s employment had continued until the end of the Employment Period, provided, that during any period when the Executive is eligible to receive such welfare benefits under another employer-provided plan, the benefits provided by the Company pursuant to clause (iii) of this paragraph 5(a) may be made secondary to those provided under such other plan.

(b)                                 Death.  If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, the Company shall make, within thirty (30) days after the Date of Termination, a lump-sum cash payment to the Executive’s estate equal to the sum of (i) the Executive’s Annual Base Salary through the end of the calendar month in which death occurs, (ii) any earned and unpaid Annual Bonus for any calendar year ended prior to the Date of Termination and a prorated Target Bonus for services rendered in the year of death up to the Date of Termination, (iii) any accrued but unpaid vacation pay through the end of the calendar month in which death occurs, and (iv) any other vested benefits to which the Executive is entitled, in each case to the extent not yet paid, except for any death benefit, in which case the death benefit shall be paid to Executive’s estate within seven (7) days following receipt of any such death benefit by the Company from the insurer.

(c)                                  Disability.  In the event the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period in accordance with paragraph 4(a) hereof, the Company shall pay to the Executive or the Executive’s legal representative, as applicable, for the duration of the Employment Period (i) the Executive’s Annual Base Salary at the rate in effect immediately preceding the Date of Termination, provided that any such payments made to the Executive shall be reduced by the sum of the amounts, if any, payable to the Executive under any disability benefit plans of the Company or under the Social Security disability insurance program, (ii) any earned and unpaid Annual Bonus for any calendar year ended prior to the Date of Termination and a prorated Target Bonus for services rendered in the calendar year in which the Date of Termination occurs, and (iii) any other vested benefits to which the Executive is entitled, in each case to the extent not yet paid, including, but not limited to accrued but unpaid vacation pay.  The Annual Base Salary and bonus payments to me made under this paragraph 5(c) shall be made as and when such amounts would be paid in accordance with paragraphs 3(a) and (b) above.

(d)                                 Cause; Voluntary Termination:  If the Executive’s employment is terminated by the Company for Cause or the Executive voluntarily terminates his employment during the Employment Period (other than for “Good Reason”), the Company shall pay the Executive (i) the Annual Base Salary through the Date of Termination, (ii) the Annual Bonus for any calendar year ended prior to the Date of Termination, and (iii) any other vested benefits to which the Executive is entitled, in each case to the extent not yet paid, including but not limited to accrued but unpaid vacation pay, and the Company shall have no further obligations to the Executive under this Agreement.

6.                                       Protection of Company Assets.

(a)                                  Trade Secret and Confidential Information.  The Executive recognizes and acknowledges that the acquisition and operation of, and the providing of consulting services for, parking facilities is a unique enterprise and that there are relatively few firms engaged in these businesses in the primary areas in which the Parking Companies operate.  The Executive further recognizes and acknowledges that in exchange for his or her employment with the Parking Companies, the Executive has been given access to and provided with and will continue to be provided with additional confidential information and trade secrets of the Parking Companies that constitute proprietary information that the Parking Companies are entitled to protect, which information constitutes special and unique assets of the Parking Companies, which is not generally available to the public, including without limitation (i) information relating to the Parking Companies’ manner and methods of doing business, including without limitation, strategies for negotiating leases and management agreements; (ii) the identity of the Parking Companies’ clients, customers, prospective clients and customers, lessors and locations, and the identity of any individuals or entities having an equity or other economic interest in any of the Parking Companies to the extent such identity has not otherwise been voluntarily disclosed by any of the Parking Companies; (iii) the specific confidential terms of management agreements, leases or other business agreements, including without limitation the duration of, and the fees, rent or other payments due thereunder; (iv) the identities of beneficiaries under land trusts; (v) the business, developments, activities or systems of the Parking Companies, including without limitation any marketing or customer service oriented programs in the development stages or not otherwise known to the general public; (vi) information concerning the business affairs of any individual or firm doing business with the Parking Companies; (vii) financial data and the operating expense structure pertaining to any parking facility owned, operated, leased or managed by the Parking Companies or for which the Parking Companies have or are providing consulting services; (viii) information pertaining to computer systems, including but not limited to computer software, used in the operation of the Parking Companies; and (ix) other confidential information and trade secrets relating to the operation of the Company’s business (the matters described in this sentence are referred to herein as “Trade Secret and Confidential Information”).

(b)                                 Customer Relationships.  The Executive understands and acknowledges that the Company has expended significant resources over many years to identify, develop, and maintain its clients.  The Executive additionally acknowledges that the Company’s clients have had continuous and long-standing relationships with the Company and that, as a result of these close, long-term relationships, the Company possesses significant knowledge of and confidential information about its clients and their needs.  Finally, the Executive acknowledges the Executive’s association and contact with these clients is derived solely from Executive’s employment with the Company.  The Executive further acknowledges that the Company does business throughout the United States and that the Executive personally has significant contact with the Company’s clients and customers solely as a result of Executive’s relationship with the Company.

(c)                                  Confidentiality.  With respect to Trade Secret and Confidential Information, and except as may be required by the lawful order of a court or government agency of competent jurisdiction, the Executive agrees that Executive shall during his or her employment and thereafter:

(i)                                     hold all Trade Secret and Confidential Information in strict confidence and not publish or otherwise disclose any portion thereof to any person whatsoever except with the prior written consent of the Company so long as such Information is not generally available to the public;

(ii)                                  use all reasonable precautions to assure that the Trade Secret and Confidential Information are properly protected and kept from unauthorized persons or use;

(iii)                               make no use of any Trade Secret and Confidential Information except as is required in the performance of Executive’s duties for the Company; and

(iv)                              immediately upon termination of Executive’s employment with the Company, whether voluntary or involuntary and regardless of the reason or cause, or upon the request of the Company, promptly return to the Company all Company property including, without limitation, any and all documents, and other things relating to any Trade Secret and Confidential Information, all of which are and shall remain the sole property of the Company.  The term “documents” as used in the preceding sentence shall mean all forms of written or recorded information and shall include, without limitation, all accounts, budgets, compilations, computer records (including, but not limited to, computer programs, software, disks, diskettes or any other electronic or magnetic storage media), contracts, correspondence, data, diagrams, drawings, financial statements, memoranda, microfilm or microfiche, notes, notebooks, marketing or other plans, printed materials, records and reports, as well as any and all copies, reproductions or summaries thereof.

Notwithstanding the above, nothing contained herein shall restrict the Executive from using, at any time after Executive’s termination of employment with the Company, information which is generally available to the pubic or industry.

(d)                                 Assignment of Intellectual Property Rights.  The Executive agrees to assign to the Company any and all intellectual property rights including patents, trademarks, copyright and business plans or systems developed, authored or conceived by the Executive while so employed and relating to the business of the Company, and the Executive agrees to cooperate with the Company’s attorneys to perfect ownership rights thereof in the Company or any one or more of the Company. This agreement does not apply to an invention for which no equipment, supplies, facility or Trade Secret and Confidential Information of the Company was used and which was developed entirely on the Executive’s own time, unless (i) the invention relates either to the business of the Company or to actual or demonstrably anticipated research or development of the Parking Companies, or (ii) the invention results from any work performed by the Executive for the Parking Companies.

(e)                                  Non-Compete.  Executive agrees that while employed by the Company and for a period of twenty four (24) months after his or her Date of Termination for any reason, Executive will not directly or indirectly without first obtaining the express written permission of the Employer’s General Counsel, which permission may be withheld in the Employer’s sole discretion:

(i)                                     conduct business with any client or customer of the Company with which Executive had any direct contact or responsibility within the twelve months preceding the Date of Termination or about whom Executive acquired any Trade Secret or Confidential Information during his or her employment with the Company; or

(ii)                                  become employed by or render services to any competitor of the Company whether a person, partnership, joint venture, consulting firm or other business, if in so doing the Executive duties would involve any level of strategic advisory, technical, sales, customer, client marketing, or other consulting functions competitive with the Company in the parking, transportation, and facility management services business

(f)                                    Non-Solicitation.  The Executive agrees that while he or she is employed by the Company and for a period of twenty four (24) months after the Date of Termination, the Executive shall not, directly or indirectly:

(i)                                     without first obtaining the express written permission of the Company’s General Counsel, which permission may be withheld solely in the Company’s discretion, directly or indirectly contact or solicit business from any client or customer of the Company with whom the Executive had direct contact or responsibility or about whom the Executive acquired any Trade Secret or Confidential Information during his employment with the Company.  Likewise, the Executive shall not, without first obtaining the express written permission of the Company’s General Counsel which permission may be withheld solely in the Company’s discretion, directly or indirectly contact or solicit business from any person responsible for referring business to the Company or who regularly refers business to the Company with whom the Executive had any direct contact or about whom the Executive acquired any Trade Secret or Confidential Information during his employment with the Company; or

(ii)                                  take any action to hire, recruit or to directly or indirectly assist in the hiring, recruiting or solicitation for employment of any officer, employee or representative of the Parking Companies who possesses Trade Secret and Confidential Information of the Company.

(iii)  The following positions or investments shall not constitute a violation of the covenants set forth in paragraphs 6(e) and 6(f) of this Agreement: (i) Trustee, East Carolina University Board of Trustees; (ii) Board Member, North Carolina Department of Transportation; (iii) ownership interest in the Deerfield Beach Parking Garage; and (iv) Member of Fort Lauderdale Downtown Development Authority. In addition, the Company hereby consents to the continued involvement of Executive in: (i) investment and development of real estate (non-parking facilities) in North Carolina; (ii) the development of a parking garage for the Holiday Inn in Fort Lauderdale, Florida and development or leasing of a parking lot at the airport in Charlotte, North Carolina; provided, however, that the Company or one of its affiliates shall have a right of first refusal regarding the operation, management or leasing of all parking facilities related thereto; (iii) as a director and investor of GC Partners, Inc., and BF South, LLC, or the respective subsidiaries and affiliates thereof (i.e., real estate owning affiliates); and (iv) taxi cab investments in SDYC, LLC and NBRS USA Holdings, LLC. Notwithstanding the above, the Executive shall have the right to assume the operations of the transportation contracts of the Company set forth on the list attached hereto as Exhibit A in the event of termination of employment hereunder for any reason; provided, however, that the Company shall retain all rights in the USA Transportation and related names and trademarks. It is hereby acknowledged that Fort Lauderdale Transportation, Inc. shall continue to lease its operating permits and vehicles to USA Transportation as long as Executive is employed by the Company. The Company agrees that the Executive’s operation of a town car, limousine, shuttle bus, van, mini-bus or any other transportation service operating under the USA name in the State of Florida, shall not constitute a violation of this Agreement after termination of Executive’s employment; provided, however, that no such operation in connection with any airport parking or park-n-fly or similar type of facility (however denoted) shall be permissible. The Executive’s right to the use of the USA Parking name for business purposes is granted as a personal license to the Executive that the Executive may not sell, pledge, assign or combine with any other business entity. The Executive acknowledges that the covenants contained herein are reasonable as to geographic and temporal scope and acknowledges the sufficiency of the consideration for such covenants.

If the Executive, after the termination of his or her employment hereunder, has any question regarding the applicability of the above provisions to a potential employment opportunity, the Executive acknowledges that it is his or her responsibility to contact the Company so that the Company may inform the Executive of its position with respect to such opportunity. The Executive agrees that the non-compete period set forth in Section 6(e) above shall be tolled, and shall not run, during any period of time in which he is in violation of the terms thereof, so that the Company shall have al of the agreed-upon temporal protections recited therein.

(g)                                 Salary Continuation Payments.  As additional consideration for the representation and restrictions contained in this paragraph 6, if (i) the termination of Executive’s employment occurs prior to the expiration of the Employment Period for any reason other than Death, Disability, Cause or the Executive’s Voluntary Termination, or (ii) the Company gives a written notice of non-renewal of the Employment Period as provided in paragraph 1 above such that the Employment Period will terminate prior to the fifth (5th) anniversary of its commencement, then the Company agrees to pay Executive amounts which, when combined with all amounts payable by the Company pursuant to either clause (i) of paragraph 5(a) above or clauses (i) and (ii) of paragraph 5(c) above, will total Executive’s Annual Base Salary and Target Annual Bonus as in effect immediately preceding the Date of Termination for a period of twenty-four (24) months following the Date of Termination (the “Salary Continuation Payments”). The Salary Continuation Payments shall be payable as and when such amounts would be paid in accordance with paragraph 3(a) and (b) above.

If (i) the Company terminates the Executive’s employment for Cause, due to Executive’s Disability, or by giving written notice of non-renewal of the Employment Period as provided in paragraph 1 above such that the Employment Period will terminate on or after the fifth (5th) anniversary of its commencement, or (ii) the Executive gives notice of his or her Voluntary Termination, then the Salary Continuation Payments shall be the total of (x) any and all amounts due the Executive by reason of and in accordance with the provisions of paragraph 5(d) above, payable as provided therein, plus (y) the sum of $50,000, payable (a) in the event of a termination by the Company under clause (i) of this sentence, over a twelve-month period following the Date of Termination, in eleven (11) equal monthly installments of $1,000.00, followed by a twelfth and final monthly payment in the amount of $39,000, or (b) in the event of a termination by the Executive under clause (ii) of this sentence, over a six-month period beginning on the first day of the seventh month following the Date of Termination, in five (5) equal monthly installments of $2,000, followed by a sixth and final monthly payment in the amount of $40,000.  If the Executive breaches this Agreement at any time during the period in which payments are being made hereunder, the Company’s obligation to make any additional Salary Continuation Payments shall immediately cease, and the Executive shall immediately return to the Company all Salary Continuation Payments paid up to that time to the extent they exceeded $1,000.00.  The termination of Salary Continuation Payments shall not waive any other rights at law or equity which the Company may have against Executive by virtue of his breach of this Agreement.  The Company’s obligation to make Salary Continuation Payments shall cease with respect to periods after Executive’s death.

(h)                                 Consulting Services. Unless the Executive is terminated for Cause, upon termination of the Executive’s employment and continuing for a period of three (3) years (the “Consulting Period”), the Company shall cause the Executive to provide the consulting services described below. During the Consulting Period, the Company shall cause the Executive to provide the following services: advice with its management, operations and finances; work with clients and customers to ensure a smooth transition to new business leadership; assist with client/customer retention and business development and marketing services when reasonably requested by the Company (“Consulting Services”). The Executive agrees to provide such consulting services in good faith and with due care and skill. Additionally, the restrictive covenants set forth in paragraphs 6(e) and (f) of this Agreement shall apply to the entirety of the Consulting Period. During the Consulting Period, the Company will pay to the Executive an annual fee equal to the sum of his Base Annual Salary plus his Target Annual Bonus as of the Effective Date of this Agreement, which sum shall not exceed Six Hundred Sixty Four Thousand Four Hundred Dollars ($664,400) per year. To the extent the Company’s Board of Directors adopts an Equity Plan for 2013 and beyond and the Executive is issued shares thereunder, the Executive’s service for time spent providing Consulting Services shall entitle him to continue to participate in such Equity Plan on terms applicable to and shall vest on the same schedule as similarly situated executives of the Company.  The Executive shall only be entitled to payment under either paragraph 6(g) or 6(h) of this Agreement and shall in no event receive payment under both paragraphs.

(i)                                     Remedies.  The Executive acknowledges that the Company would be irreparably injured by a violation of the covenants of this paragraph 6 and agrees that the Company, or any one or more of the Parking Companies, in addition to any other remedies available to it or them for such breach or threatened breach, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief in a court of law or through arbitration, restraining the Executive from any actual or threatened breach of any of the provisions of this paragraph 6. In the event any violation of paragraph 6 of this Agreement is determined by a tribunal of competent jurisdiction, the period of non-competition and/ or non-solicitation shall be extended by a period of time equal to that period beginning when such violation commenced and ending when the activities constituting such violation shall have terminated.   If a bond is required to be posted in order for the Company or any one or more of the Company to secure an injunction or other equitable remedy, the parties agree that said bond need not exceed a nominal sum.  This paragraph shall be applicable regardless of the reason for the Executive’s termination of employment, and independent of any alleged action or alleged breach of any provision hereby by the Company.  If at any time any of the provisions of this paragraph 6 shall be determined to be invalid or unenforceable by reason of being vague or unreasonable as to duration, area, scope of activity or otherwise, then this paragraph 6 shall be considered divisible (with the other provisions to remain in full force and effect) and the invalid or unenforceable provisions shall become and be deemed to be immediately amended to include only such time, area, scope of activity and other restrictions, as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter, and the Executive expressly agrees that this Agreement, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

7.                                       Incorporation of Recitals.     The Recitals set forth above are hereby incorporated as material terms of this Agreement.

8.                                       Severability.  The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

9.                                       Notices.  Any notice which any party shall be required or shall desire to serve upon the other shall be in writing and shall be delivered personally or sent by registered or certified mail, postage prepaid, or sent by facsimile or prepaid overnight courier, to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice):

In the case of Executive to:	William Bodenhamer
3840 NE 31st Avenue
Lighthouse Point, Florida 33064

In the case of the Company to:	Standard Parking Corporation
900 North Michigan Avenue
Suite 1600
Chicago, Illinois 60611
Attention: General Counsel

10.                                 Applicable Law; Submission to Jurisdiction.  This Agreement shall be construed in accordance with the laws and decisions of the State of Illinois in the same manner applicable to contracts made and to be performed entirely within the State of Illinois and without regard to the conflict of law provisions thereof.  Executive and the Company agree to submit himself and itself, as applicable, to the non-exclusive general jurisdiction of any United States federal or Illinois state court sitting in Chicago, Illinois and appellate courts thereof, in any legal action or proceeding relating to this Agreement or Executive’s employment with the Company.

11.                                 Nonalienation.  The interests of the Executive under this Agreement are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Executive or the Executive’s beneficiary.

12.                                 Amendment.  This Agreement may be amended or cancelled only by mutual agreement of the parties in writing without the consent of any other person.

13.                                 Waiver of Breach.  No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party or any similar or dissimilar provisions and conditions at the same or any prior or subsequent time.  The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.

14.                                 Successors.  This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, of all or substantially all of the Company’s assets and business.  The Executive’s duties hereunder are personal and may not be assigned.

15.                                 Entire Agreement.  Except as otherwise noted herein, this Agreement, constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, either oral or in writing, if any, between the parties, including the Executive’s employment agreement with Central Parking System, relating to the subject matter hereof.

16.                                 Acknowledgement by Executive.  The Executive has read and fully understands the terms and conditions set forth herein, has had time to reflect on and consider the benefits and consequences of entering into this Agreement and has had the opportunity to review the terms hereof with an attorney or other representative, if he so chooses.  The Executive has executed and delivered this Agreement as his free and voluntary act, after having determined that the provisions contained herein are of a material benefit to him, and that the duties and obligations imposed on him hereunder are fair and reasonable and will not prevent him from earning a livelihood following the Date of Termination.

17.                                 Compliance with Section 409A.  Payments under Sections 5 and 6 shall be paid or provided only at the time of a termination of the Executive’s employment that constitutes a “separation from service” within the meaning of Section 409A of the Internal Revenue Code (the

“Code”). Further, if the Executive is a “specified employee” as such term is defined under Section 409A of the Code, any payments described in Section 5 or Section 6 shall be delayed for a period of six (6) months following the Executive’s separation from service to the extent and up to an amount necessary to ensure such payments are not subject to penalties and interest under Section 409A of the Code, and shall thereafter be paid for the duration set forth in Section 5 or Section 6.

IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement as of the day and year first written above.

STANDARD PARKING CORPORATION

By:	/s/ James A. Wilhelm
James A. Wilhelm
President and Chief Executive Officer

EXECUTIVE:

/s/ William Bodenhamer
William Bodenhamer

EXHIBIT “A”

RECOVERABLE TRANSPORTATION PROJECTS

1.	Harbor Beach Marriott

2.	HyattPier 66

3.	Westin Diplomat

4.	Boca Hotel & Resort

5.	Fort Lauderdale Marriott

6.	St. Regis Hotel (Fort Lauderdale)

7.	Port Everglades